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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                         MARCH 5, 2001


Contacts: Investor Relations                 Media Relations
          Diana Matley                       Kevin Brett
          408-433-4365                       408-433-7150
          diana@lsil.com                     kbrett@lsil.com

CC01-14

                     LSI LOGIC UPDATES FIRST QUARTER OUTLOOK

MILPITAS, CA - LSI Logic Corporation (NYSE: LSI) today reduced its first quarter guidance due to the adverse economic climate and a widespread inventory correction in the communications and storage markets.

"The sharp decline in U.S. customer end-demand coupled with a widespread inventory correction in the supply chain has prompted us to lower our guidance for the first quarter," said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. "We are confident that revenue growth will resume when the overall economic outlook improves. We do not have sufficient visibility at this time to accurately predict the timing for the resumption of growth. However, we believe that communications and storage will be the growth drivers when the industry rebounds from this period of economic decline."

LSI Logic now expects that first quarter 2001 revenue will decline approximately 30 percent sequentially from the $751 million reported in the fourth quarter of 2000. Prior guidance called for a 12 percent reduction in revenues.

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The company also anticipates that first quarter earnings* will be three cents a diluted share, down from the 21 cents the company earlier projected. Year-earlier first quarter earnings* were 26 cents a diluted share. Gross margin will be approximately 40 percent.

LSI Logic has embarked on a series of cost-reduction measures to align operating expenses with current revenue projections. The company's goals for these actions are to improve profitability without impairing the competitive position of LSI Logic in its targeted markets.

Notwithstanding this news release, it continues to be the company's policy not to comment on financial analyst estimates or to provide periodic financial guidance updates.

* Earnings before goodwill amortization and special items.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS:

The statements by LSI Logic management and the above statements regarding future revenues, earnings, gross margins, gains from investment income, tax rates, inventory buildup, acceleration or deceleration and future depreciation, estimates made in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. The forward looking statements included in this news release are made only as of the date of this release and the company undertakes no obligation to update the forward looking statements to reflect subsequent events or circumstances. The company's actual results in future periods may be materially different from any performance suggested in this news release. The company urges the reader to consider the risks and uncertainties to which the company is subject and which may cause the actual results to differ materially from the expectations of the company or its management. Such risks and uncertainties may include, but may not necessarily be limited to fluctuations in the timing and volumes of customer demand, the rate of depletion of customer inventory buildup, the company's ability to obtain needed licenses from third parties and the company's achievement of revenue objectives and other financial targets. Other risks and uncertainties include, but are not necessarily limited to the timing and success of new product introductions, the continued availability of appropriate levels of manufacturing capacity and the realization of benefits from the company's strategic relationships and investments. The extent to which the company's plans for future cost reductions are realized may also impact its future performance. The company

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operates in an industry sector where securities' values are highly volatile and may be influenced by economic and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the discussion of risk factors detailed in the company's filings from time to time with the Securities and Exchange Commission, including but not limited to filings made during the past 12 months.

ABOUT LSI LOGIC

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1551 McCarthy Boulevard, Milpitas, CA 95035, 408-433-8000, www. lsilogic.com.



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